                            Exhibit 99.1

   May 10, 2006                   Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412:442-8262

MATTHEWS INTERNATIONAL
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, May 10, 2006 -- Matthews International Corporation (NASDAQ NNM: MATW) announced today that Robert G. Neubert, a retired partner of Ernst & Young, LLP, was elected to the Matthews Board of Directors.

As a partner, Mr. Neubert had extensive involvement with senior management, boards of directors (including Audit Committees) and industry organizations representing manufacturers. He has advised organizations on a wide range of strategic, operational and governance matters.

Mr. Neubert was also the U.S. representative to the International Federation of Accountants (“IFAC”) and a member of their governing board. IFAC is responsible for establishing auditing standards applied internationally.

Mr. Neubert is a graduate of Pennsylvania State University and Harvard Business School.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.